Rights Offering Presentation
May 30, 2012
Confidential
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177014

Forward-Looking Statements
Statements in this presentation may be "forward-looking statements" within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate additional capital, acquire additional vessels, volatility in the dry-bulk shipping business and vessel charter rates, our ability to obtain sufficient capital, the volatility of our stock price, and other risks and factors.
Forward-looking statements made during this presentation speak only as of the date on which they are made, and Euroseas does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this presentation.
Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on any forward-
looking statements. All written or oral forward-looking statements by Euroseas or persons acting on its behalf are qualified by these cautionary statements.
This presentation also contains historical data about the dry bulk and containerized trade, dry bulk and containership fleet and dry bulk and containership rates. These figures have been compiled by the Company based on available data from a variety of sources like broker reports and various industry publications or represent Company’s own estimates. The Company exercised reasonable care and judgment in preparing these estimates, however, the estimates provided herein may not match information from other sources.
This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such jurisdiction.

Rights Offering Overview
➢ Raise up to $15 million by offering approximately 13.85 million shares at $1.10 per share
➢ All shareholders of record as of May 14, 2012 are eligible to participate
➢ Rights Offering ends at 5:00 p.m., Eastern Daylight Time, on June 15, 2012, unless we extend the expiration date or cancel the offering

Why Pursue A Rights Offering Now
➢ Pursue further acquisition opportunities
 ➢ Both sectors we operate, drybulkers and containerships, will offer acquisition opportunities at historically low prices in the future
➢ We are not raising cash due to any distress situation
 ➢ We have more than $35 million cash and cash equivalents (including restricted cash) as of March 31, 2012 against debt of about $70 million and net debt of around 25-30% of the market value of the fleet
➢ A Rights Offering offers the possibility of no dilution to fully participating shareholders
 ➢ Expenses of the offering are low relative to other capital raising options (no underwriting fees, less legal costs)
 ➢ Non-participating shareholders could suffer potentially less dilution as compared to other equity raising options
 ➢ Alternative fundraising options (follow-ons, ATMs, convertibles, private placements, etc.) could all be potentially more dilutive for all shareholders

90
80
70
60
50
40
30
20
10
0
million $
Panamax 75,000 dwt
Containership 1700 teu
2001-01
2002-01
2003-01
2004-01
2005-01
2006-01
2007-01
2008-01
2009-01
2010-01
2011-01
2012-01

10-yr old Price Historical Range

90
80
70
60
50
40
30
20
10
0
$ million
Max, 2000-2011
Average, 2000-2011
Min, 2000-2011
Current, May-2012
Panamax
Cont 1700 teu

Asset Values at Historical Lows
?
?
10-Year Secondhand Prices

Offering Details: Basic and Oversubscription Rights
➢ Existing shareholders will receive the right to acquire 1 share for each 2.25 shares they owned on May 14, 2102 (“basic subscription right”)
 ➢ We will issue up to a maximum of 13,852,094 shares of common stock resulting in up to a maximum of
 45,019,305 shares of common stock post offering
 ➢ Rights cannot be sold and are non-transferable.
➢ Shareholders have the option to “over-subscribe” and exercise any rights left unexercised by other shareholders (“oversubscription privilege”)
 ➢ The oversubscription privilege entitles shareholders who exercise their basic subscription privilege in full to purchase, at the subscription price, any shares that other rights holders do not purchase under their basic subscription privileges
 ➢ Oversubscription rights will be allocated in proportion to each participating shareholder’s ownership as of the record date up to the maximum number of shares each shareholder who exercises its oversubscription privilege requested
 ➢ In no event will we issue more than 13,852,094 shares of common stock

Rights Offering Economics
➢ If participation in the rights offering is 100%, we will raise $15.2 million gross, or $14.9 million net after offering expenses
 ➢ Offering expenses will cost amount approximately $0.01 per share
➢ Shareholders who would not participate in the offering would suffer a mathematical dilution of about 13%
 ➢ The weighted average of our closing stock price and market capitalization as of May 4, 2012, the date we announced our intention to pursue a Rights Offering, and the price per share and proceeds of the offering
➢ Cash as of 3/31/2012 on a pro-forma basis after the offering
 ➢ Cash, including restricted cash, as of 3/31/2012: $35.7 million
 ➢ Offering proceeds, net (assuming 100% participation): $14.9 million
 ➢ Total cash after offering: $50.6 million

Commitment of Founding Shareholder
➢ Our founding shareholder, Friends Investment Company Inc., “Friends”, has indicated to us that it will exercise its basic subscription privilege in full and participate in the oversubscription privilege
 ➢ As of today, Friends holds approximately 11.2 million shares, or about 35.9% of our issued and outstanding shares
➢ Since our last follow-on offering Friends has steadily increased its share ownership
 ➢ Has since purchased about 1.75 million shares
➢ Friends percentage of ownership will increase as a result of the Rights Offering if there will be shareholders who do not exercise their basic privilege

Exercise Mechanics
➢ Shareholders will receive a mailing with the prospectus supplement and instructions on how to exercise their basic and oversubscription privileges
 ➢ In general, subscription forms and payment for both basic and oversubscription privilege are due by 5:00 p.m.
 on June 15, 2012, unless we extend the expiration date or cancel the offering
 ➢ For shareholders exercising via their broker or other nominee holders, forms and payment are due by the nominee by 5:00 p.m. on June 14, 2012
➢ If an oversubscription request is not fully filled, funds for the unfilled portion of the oversubscription request will be returned
 ➢ Returned funds will earn no interest; there is no deduction
➢ The Company has appointed:
 ➢ Phoenix Advisory Partners, as “Information Agent”, which can answer any questions regarding the mechanics of the offering, and,
 ➢ The Company’s transfer agent, American Stock Transfer and Trust Company (“AST”), as “Subscription Agent”
 for the offering, which will receive all subscription forms and payments and allocate any shares available to satisfy any over-subscription requests

Summary
➢ Over the last 7 years, Euroseas has built a track record of being:
 ➢ A conservative, value driven company
 ➢ Focused on creating returns for our shareholders
➢ We have maintained a strong balance sheet throughout the financial crisis and subsequent challenging years
 ➢ Avoided investing at the peak of the markets
 ➢ Renewed our drybulk fleet with younger vessels right after the financial crisis, and,
 ➢ Grown our containership fleet, mainly through Euromar (our joint venture with 2 private equity firms), since
 2010 when prices have been hovering at their historical bottom
➢ As a result of our strategy, we have not been in need to raise funds, potentially at discounted valuation
 ➢ The cyclicality of the shipping markets avails a well capitalized and committed investor the chance of significant returns when the cycle turns
➢ We look forward to our shareholders’ continuing commitment to our strategy of creating value in a risk-managed way via their participation in the rights offering
 ➢ Intend to buy assets at low prices and capitalize on the cyclical recovery of the markets

Euroseas Contacts
 Euroseas Ltd.
 c/o Eurobulk Ltd
 4, Messogiou & Evropis Street
 151 25 Maroussi, Greece
 www.euroseas.gr
 euroseas@euroseas.gr
 Tel. +30-211-1804005
 Fax.+30-211-1804097
 or,
 Tasos Aslidis
 Chief Financial Officer
 Euroseas Ltd.
 11 Canterbury Lane
 Watchung, NJ 07069
 aha@euroseas.gr
  Tel: 908-3019091
  Fax: 908-3019747
 Nicolas Bornozis
 Investor Relations
 Capital Link, Inc.
 230 Park Avenue, Suite 1536
 New York, NY 10169
 nbornozis@capitallink.com
 Tel: 212- 6617566
 Fax: 212-6617526

The offering will be made pursuant to the Company's existing shelf registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (the "SEC").

The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get those documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus and prospectus supplement if you request it by calling or emailing the information agent for the offering, Phoenix Advisory Partners, toll-free at (877) 478-5038.